EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

CHRISTOPHER & BANKS CORPORATION

AND

ANDREW K. MOLLER

THIS AGREEMENT is effective as of May 24, 2007, by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) and Andrew K. Moller (“Executive”).

PREAMBLE

Executive has served as Executive Vice President and Chief Financial Officer of the Corporation under an Employment Agreement dated March 1, 2004 (the “2004 Employment Agreement”).  The initial term of the 2004 Employment Agreement terminated on March 1, 2007 and since that date it has continued in effect on a year to year basis.  The Board of Directors of the Corporation (the “Board”) and the Executive desire to terminate the 2004 Employment Agreement and replace it with this Employment Agreement to recognize Executive’s valuable performance on behalf of the Corporation.  The parties have agreed to execute this Employment Agreement containing the following terms and conditions:

ARTICLE 1

EMPLOYMENT

1.1           The Corporation hereby employs Executive, and Executive agrees to be employed by the Corporation as Executive Vice President and Chief Financial Officer through February 28, 2009.  Executive agrees to continue performing his duties as Executive Vice President and Chief Financial Officer, and agrees to perform such duties as are customarily incident to his position and such other duties which may be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Corporation.

ARTICLE 2

TERM

2.1           The term of this Agreement shall be the period commencing on the date of this Agreement and ending on February 28, 2009, unless sooner terminated as hereinafter provided in Article 13.  The term of this Agreement will continue on a year-to-year basis after February 28, 2009 unless either party gives written notice of non-renewal of the Employment Agreement at least 120 days prior to the end of the initial term or any one-year extension.  The severance payments described in Section 13.1 of this Agreement shall not apply in the event of non-renewal of this Agreement.

ARTICLE 3

DUTIES

3.1           Executive agrees to devote his full time and effort, to the best of his ability, to carry out his duties as an Executive Vice President and Chief Financial Officer for the profit, benefit and advantage of the business of the Corporation.  Executive shall continue to report directly to the Chief Executive Officer of the Corporation.

ARTICLE 4

COMPENSATION AND BENEFITS

4.1           Effective as of March 1, 2007, Executive’s base salary will be $330,000.  For fiscal 2009 and for each fiscal year thereafter, Executive’s base salary shall be reviewed and increases, if any, shall be awarded to Executive by the Board of Directors in its sole discretion, but his base salary shall not be reduced from that of the prior fiscal year.  Executive’s base salary shall be payable at the same intervals as the Corporation pays other executives.

4.2           Executive shall continue to be eligible to receive annual bonuses in accordance with the Corporation’s senior executive incentive plan as in effect and approved by the Board of Directors from time to time.

4.3           Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the various other employee benefit plans and programs applicable to senior executives of the Corporation including, but not limited to, medical, life and other benefits.

4.4           The Corporation shall pay to Executive a car allowance of $1,000 per month.

4.5           Executive shall be entitled during each full calendar year in which this Agreement remains in effect to four (4) weeks of paid vacation time and a pro rata portion thereof for any partial calendar year.  Any vacation time not used during any such calendar year may not be carried forward to any succeeding calendar year and shall be forfeited unless the Chief Exective Officer of the Corporation approves in writing that unused vacation can be carried over into the following year.  Executive shall not be entitled to receive any payment in cash for vacation time remaining unused at the end of any year.

ARTICLE 5

INSURANCE

5.1           The Corporation shall have the right at its own expense and for its own benefit to purchase additional insurance on Executive’s life, and Executive shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier’s requirements.

5.2           Executive shall be entitled to disability insurance in line with the present policy of the Corporation, to be provided at the expense of the Corporation.

ARTICLE 6

DEFINITIONS

6.1           “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with the business of the Corporation, (ii) any conviction of a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to him hereunder or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Corporation or (iv) any material breach of Articles 7, 8 or 9 of this Agreement, provided that the existence of such neglect or material breach shall be determined by a majority of the directors and their determination shall be set forth in writing and attested to by each concurring director.  Provided further that in connection with an event described in Section 6.1(iii) above, Executive shall first have received a written notice from the Corporation which sets forth in reasonable detail the manner in which Executive has grossly or persistently neglected his duties, and Executive shall have a period of ten (10) days to cure the same, but the Corporation shall neither be required to give written notice of, nor shall Executive have a period to cure, the same or any similar gross or persistent neglect or material breach which the Corporation has previously given written notice to Executive hereunder and Executive has cured such neglect or breach.

6.2           A “Change of Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Corporation) of all, or substantially all, of the assets of the Corporation to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Corporation, or (ii) any person, group, corporation or other entity (collectively, “Persons”) shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Corporation’s outstanding common stock.  In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, notices and other guidance of general applicability issued thereunder.

6.3           “Confidential Information” means any information that is not generally known, including trade secrets, outside the Corporation and that is proprietary to the Corporation, relating to any phase of the Corporation’s existing or reasonably foreseeable business which is disclosed to Executive during Executive’s employment by the Corporation including information conceived, discovered or developed by Executive.  Confidential Information includes, but is not limited to, business plans; financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; marketing materials and plans; proposals; supplier information; customer information; software codes and computer programs; customer lists; project lists; project files; training manuals; policies and procedures manuals; health and safety manuals; target lists for new stores and information relating to potential new store locations; price information and cost information; administrative techniques or documents or information that is designated by the Corporation as “Confidential” or similarly designated.

6.4           A “Competitor” means any person or organization (1) which is a women’s specialty apparel store retailer whose operations on the date of termination of Executive’s employment compete with twenty percent (20%) of the Corporation’s Christopher & Banks, CJ Banks and Acorn store operations, including, but not limited to, The Cato Corporation, Talbots, Inc., Chico’s FAS, Inc., Coldwater Creek, Inc., The Limited, Inc., Dress Barn Inc. United Retail Group, Inc.,  Charming Shoppes, Inc., New York and Company, Bebe, Charlotte Russe and Ann Taylor; and (2) the following department stores and large box retailers: Kohls department stores, Target, J.C. Penney and Sears.  “Competitor” shall also include all divisions, subsidiaries, and affiliates of the stores identified in this Section 6.4.

6.5           “Good Reason” shall mean a good faith determination by Executive, in Executive’s sole and absolute judgment, that any one or more of the following events has occurred, at any time during the term of this Agreement or after a Change of Control; provided, however, that such event shall not constitute “Good Reason” if Executive has expressly consented to such event in writing or if Executive fails to provide written notice of his decision to terminate within sixty (60) days of the occurrence of such event:

i)                                         A material change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from or any failure to re-elect Executive to any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority;

ii)                                      A requirement imposed by the Corporation on Executive that results in Executive being based at a location that is outside of a twenty-five (25) mile radius of Executive’s prior job location;

iii)                                   Any material breach by the Corporation of this Employment Agreement between Executive and the Corporation.

ARTICLE 7

NONCOMPETITION AND NONSOLICITATION

7.1           During Executive’s employment, Executive will not plan, organize or engage in any business competitive with any product or service marketed or planned for marketing by the Corporation or conspire with others to do so.

7.2           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not, without the written permission of the Corporation, (i) directly or indirectly engage in activities with a Competitor or (ii) own (whether as a shareholder, partner or otherwise, other than as a 5% or less shareholder of a publicly held company) any interest in a Competitor, or (iii) be connected as an officer, director, advisor, consultant or employee of or participate in the management of any Competitor.

7.3           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not solicit, entice, or induce (or attempt to do so, directly or indirectly), any employee of the Corporation to be employed by any other party.  This Section 7.3 shall apply to then-current employees and any individual who was employed by the Corporation at any time in the one-year period immediately prior to Executive’s termination date.

7.4           During Executive’s employment and for a period of one year after termination of Executive’s employment with the Corporation for any reason, whether voluntary or involuntary, Executive will not engage (or attempt to do so, directly or indirectly) any vendor of the Corporation on behalf of a Competitor.  This Section 7.4 shall apply to then-current vendor and any vendor who was a vendor of the Corporation at any time in the one-year period immediately prior to Executive’s termination date.

ARTICLE 8

CONFIDENTIAL INFORMATION AND TRADE DOCUMENTS

8.1           Unless authorized in writing by the Corporation, Executive will not directly or indirectly divulge, either during or after the term of his employment, or until such information becomes generally known, to any person not authorized by the Corporation to receive or use it any Confidential Information for any purpose whatsoever.

8.2           All documents or other tangible property relating in any way to the business of the Corporation which are conceived by Executive or come into his possession during his employment shall be and remain the exclusive property of the Corporation and Executive agrees to return all such documents and tangible property to the Corporation upon termination of his employment or at such earlier time as the Corporation may request of Executive.

ARTICLE 9

INVENTIONS AND COPYRIGHT

9.1         Executive hereby irrevocably assigns to the Corporation and its successors, assigns, and legal representatives:

i)              Except as provided by any statutory notice provided herewith, the entire right, title and interest to all Inventions;

“Inventions”, as used herein, means all inventions conceived or made or reduced to practice in whole or in part by Executive during employment by the Corporation, including discoveries, improvements, designs, processes, techniques, equipment, trademarks, and ideas (whether patentable or not and including, without limitation, those that might be copyrightable).

ii)             The entire right, title and interest to any United States or foreign Letters Patents which may issue or that has issued with respect to Inventions;

iii)            The entire right, title and interest to any renewals, reissues, extensions, substitutions, continuations, continuations-in-part, or divisions that may be filed with respect to the Inventions, applications, and patents;

iv)           The right to apply for Letters Patents in foreign countries in its own name and to claim any priority rights to which such foreign applications are entitled under international conventions, treaties or otherwise; and

v)            The right to sue for past, present, and future infringement of such Inventions and Letters Patent.

Executive further agrees to provide written disclosure of all Inventions to the Corporation, even if a particular Invention is not assigned according to terms of any statutory notice provided herewith.  Executive hereby authorizes and request the Commissioner of Patents and Trademarks to issue to the Corporation any Letters Patents which may be granted in accordance with this Assignment.  This Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of the Corporation or (b) to the Corporation’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Corporation.

9.2           Executive hereby acknowledges and agrees that, to the extent any work performed by Executive for the Corporation gives rise to the creation of any copyrightable material (“Work”), all such Work, including all text, software, source code, scripts, designs, diagrams, documentation, writings, visual works, or other materials shall be deemed to be a work made for hire for the Corporation.  To the extent that title to any Work may not, by operation of law, vest in the Corporation or such Work may not be considered work made for hire for the Corporation, all rights, title and interest therein were assigned and are hereby irrevocably assigned to the Corporation, including but not limited to the right to sue for past, present, and future infringement of any Work.  All such Work shall belong exclusively to the Corporation, with the Corporation having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  To the extent that title to any Work may not be assigned to the Corporation, Executive hereby grants the Corporation a worldwide, nonexclusive, perpetual, irrevocable, fully paid-up, royalty-free, unlimited, transferable, sublicensable license, without right of accounting, in such Work.  Executive agrees to execute and deliver without further consideration such documents and to perform such other lawful acts as the Corporation, its successors and assigns may deem necessary to fully secure the Corporation’s rights, title or interest in all Works and Inventions as set forth in this Agreement.

ARTICLE 10

JUDICIAL CONSTRUCTION

10.1         Executive believes and acknowledges that the provisions contained in this Agreement, including the covenants contained in Articles 7, 8 and 9 of this Agreement, are fair and reasonable.  Nonetheless, it is agreed that if a court finds any of these provisions to be invalid in whole or in part under the laws of any state, such finding shall not invalidate the covenants, nor the Agreement in its entirety, but rather the covenants shall be construed and/or bluelined, reformed or rewritten by the court as if the most restrictive covenants permissible under applicable law were contained herein.

ARTICLE 11

RIGHT TO INJUNCTIVE RELIEF

11.1         Executive acknowledges that a breach by Executive of any of the terms of Articles 7, 8 or 9 of this Agreement will render irreparable harm to the Corporation.  Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs.

ARTICLE 12

CHANGE OF CONTROL

12.1         If Executive’s employment is terminated by the Corporation or its successor without cause or Executive resigns with good reason and such termination or resignation occurs within twelve (12) months following a Change in Control, all unvested rights to purchase stock under outstanding stock options held by Executive and all restricted stock held by Executive shall vest immediately for the benefit of Executive, and the Board of Directors will use its reasonable efforts to register such shares under the Securities Act of 1933, as amended, if necessary.

12.2         If Executive’s employment is terminated by the Corporation or its successor without cause or Executive resigns for Good Reason and within twelve (12) months following a Change in Control, in addition to any severance pay and benefits under Section 13.1 of this Agreement, Executive shall be entitled to receive from the Corporation or its successor a lump sum payment equivalent to one (1) year of his then-current base salary.  This payment shall be made by the Corporation within ten (10) business days following Executive’s termination date, subject to the application of Code Section 409A as set forth in Section 13.1 of this Employment Agreement.

12.3         In the event any Change of Control Benefit, as defined below, payable to Executive would constitute an “excess parachute payment” as defined in Code Section 280G, Executive shall receive a “tax gross-up” payment sufficient to pay the initial excise tax applicable to such excess parachute payment (but excluding the income and excise taxes, if any, applicable to the tax gross-up payment).  Such additional cash payment shall be made within sixty (60) days following the effective date of the Change of Control.  For purposes of this Section 12.3, a “Change of Control Benefit” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, bonus, incentive, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

ARTICLE 13

TERMINATION

13.1         Notwithstanding anything herein to the contrary, the Corporation may terminate the employment of Executive at any time without cause by written notice of termination of employment to Executive.  In the event that the Corporation terminates the employment of Executive by delivering notice in accordance with the preceding sentence, Executive shall receive (A) severance payments equal to his base salary from the date of termination until February 28, 2009 or severance payments equal to his monthly base salary for twelve (12) months if the date of termination is twelve (12) months or less from the end of the employment term, and (B) payment of Executive’s COBRA premiums for a period equivalent to the severance period but not to exceed eighteen (18) months.  If, however, Executive shall secure other employment, self employment or a consulting position, the preceding severance amount payable to or on behalf of Executive by the Corporation shall be offset and reduced by such other cash compensation Executive earns through such other employment or consulting arrangements during the severance period hereunder.  Severance pay due to Executive hereunder will be made over time in accordance with the Corporation’s regular payroll schedule.  Executive shall be entitled to the severance pay and benefits set forth in this Section 13.1 only if he first executes, returns and does not rescind a release of claims agreement in favor of the Corporation.  Executive agrees to immediately notify the Corporation of the amount of compensation earned by him through other employment, self-employment or consulting during the severance period hereunder.

Except as provided in this Section 13.1, all compensation and benefits, including the vesting of outstanding restricted stock, provided to Executive under this Agreement shall immediately cease upon his termination (including, but not limited to, bonus eligibility), subject to applicable employment laws and regulations.

Notwithstanding the foregoing, if the severance payments described in this Section 13.1 or the change of control payments described in Section 12.2 are subject to the requirements of Code Section 409A and the Corporation determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of the termination, such payments shall not be paid or commence earlier than the date that is six months after the termination, but shall be paid or commence during the calendar year following the year in which the termination occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

13.2         In consideration of Executive’s release of claims as described in Section 13.1 of this Agreement, by signing this Agreement, the Corporation agrees to release and not to sue, and forever discharges Executive of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever it has or might have against Executive in law or equity, contract or tort, arising within the scope of Executive’s employment at the Corporation from the beginning of his employment with the Corporation through Executive’s termination date from the Corporation.  The Corporation’s release of claims in this Section 13.2 shall not apply to claims arising out of Executive’s intentional misconduct or gross negligence.

13.3         The Corporation may terminate Executive’s employment at any time for Cause and at such time all compensation and benefits provided to Executive under this Agreement shall immediately cease, subject to applicable employment laws and regulations.

13.4         This Agreement will terminate upon Executive’s death or upon Executive’s disability that prevents him from performing his essential job functions under this Agreement, with or without reasonable accommodation, for a continuous period of six (6) months or for periods aggregating six (6) months in any eighteen (18) month period.

ARTICLE 14

INDEMNIFICATION

14.1         The Corporation shall indemnify Executive to the full extent permitted by law for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of Executive’s counsel) incurred in connection with all matters, events and transactions related to or arising within the scope of Executive’s employment under this Agreement, unless such damages, expenses and reasonable fees and expenses resulted from Executive’s intentional misconduct or gross negligence.

ARTICLE 15

ASSIGNMENT

15.1         Executive consents to and the Corporation shall have the right to assign this Agreement to its successors or assigns.  Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary, and all covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns.

15.2         The terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.

ARTICLE 16

FAILURE TO DEMAND PERFORMANCE AND WAIVER

16.1         The Corporation’s failure to demand strict performance and compliance with any part of this Agreement during Executive’s employment shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by this operation of law.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

ARTICLE 17

ENTIRE AGREEMENT

17.1         The Corporation and Executive acknowledge that this Agreement contains the full and complete agreement between and among the parties, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement supersedes any prior agreements or understandings, if any, between the Corporation and Executive, whether written or oral.  In particular, this Agreement terminates the 2004 Employment Agreement and supersedes and replaces in full the 2004 Employment Agreement.  The parties further agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties.  Notwithstanding anything in this Agreement to the contrary, the Corporation expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder.

ARTICLE 18

GOVERNING LAW

18.1         The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota.  The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.

ARTICLE 19

SURVIVAL

19.1         The parties agree that Articles 7, 8 and 9 of this Agreement, and those provisions necessary for the enforcement of Articles 7, 8 and 9 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.

ARTICLE 20

UNDERSTANDINGS

20.1         Executive hereby acknowledges that (a) the Corporation informed him, as part of the offer of employment under this Employment Agreement and prior to his accepting employment with the Corporation under the terms and conditions set forth in this Agreement, that the restrictive covenants contained in Articles 7, 8 and 9 of this Agreement would be required as part of the terms and conditions of his employment with the Corporation under this Agreement; (b) this Agreement constitutes good and valuable consideration in exchange for the restrictive covenants contained in Articles 7, 8 and 9 of this Agreement, (c) he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable; and (d) the restrictions in this Agreement will not unduly restrict Executive in securing other employment or earning a livelihood in the event of his termination from the Corporation.

20.2         By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited, Executive’s actual or potential future employers) of Articles 7, 8 and 9 of this Agreement, and those provisions necessary for the enforcement of Articles 7, 8 and 9 of this Agreement, and Executive’s responsibilities thereunder.

20.3         Executive represents and warrants to the Corporation that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

20.4         If Executive possesses any information that he knows or should know is considered by any third party to be confidential, trade secret, or otherwise proprietary, Executive shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed his name, all as of the day and year first above written.

CHRISTOPHER & BANKS CORPORATION

Date: May 24, 2007	By:	/s/ Matthew P. Dillon
Its: President and CEO
/s/ Luke Komarek
Witness

EXECUTIVE

Date: May 24, 2007	/s/ Andrew K. Moller
Andrew K. Moller
/s/ Luke Komarek
Witness